                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)
                               (Amendment No. 1)*

                               Motient Corporation
                               -------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
                     ---------------------------------------
                         (Title of Class of Securities)


                                    619908304
                                 --------------
                                 (CUSIP Number)


                              Patrick H. Daugherty
                 Two Galleria Tower, 13455 Noel Road, Suite 1300
                               Dallas, Texas 75240
                                 (972) 628-4100
                  ---------------------------------------------
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                October 15, 2003
             -------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box. [ ]

                  NOTE. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

                  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D



CUSIP No. 619908304                                           Page 2 of 17 Pages

--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     HIGHLAND CAPITAL MANAGEMENT, L.P.
     75-2716725
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [x]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
     ITEMS 2(d) OR 2(e)                                                      [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF                  7    SOLE VOTING POWER
  SHARES
BENEFICIALLY                     0
 OWNED BY                  -----------------------------------------------------
   EACH                     8    SHARED VOTING POWER
 REPORTING
  PERSON                         2,797,014 SHARES
   WITH                    -----------------------------------------------------
                            9    SOLE DISPOSITIVE POWER

                                 0
                           -----------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                 2,797,014 SHARES
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,797,014 SHARES
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]
     (See Instructions)

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN, IA
--------------------------------------------------------------------------------

                                  SCHEDULE 13D



CUSIP No. 619908304                                           Page 3 of 17 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     STRAND ADVISORS, INC.
     95-4440863
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [x]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     DELAWARE
--------------------------------------------------------------------------------
 NUMBER OF                  7    SOLE VOTING POWER
  SHARES
BENEFICIALLY                     0
 OWNED BY                  -----------------------------------------------------
   EACH                     8    SHARED VOTING POWER
 REPORTING
  PERSON                         2,797,014 SHARES
   WITH                    -----------------------------------------------------
                            9    SOLE DISPOSITIVE POWER

                                 0
                           -----------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                 2,797,014 SHARES
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,797,014 SHARES
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]
     (See Instructions)

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D



CUSIP No. 619908304                                           Page 4 of 17 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     JAMES DONDERO
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [x]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     PF
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     UNITED STATES
--------------------------------------------------------------------------------
 NUMBER OF                  7    SOLE VOTING POWER
  SHARES
BENEFICIALLY                     0
 OWNED BY                  -----------------------------------------------------
   EACH                     8    SHARED VOTING POWER
 REPORTING
  PERSON                         2,797,014 SHARES
   WITH                    -----------------------------------------------------
                            9    SOLE DISPOSITIVE POWER

                                 0
                           -----------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                 2,797,014 SHARES
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     2,797,014 SHARES
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]
     (See Instructions)

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     11.2%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D



CUSIP No. 619908304                                           Page 5 of 17 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     PROSPECT STREET HIGH INCOME PORTFOLIO, INC.
     04-3028343
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [x]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     MARYLAND
--------------------------------------------------------------------------------
 NUMBER OF                  7    SOLE VOTING POWER
  SHARES
BENEFICIALLY                     0
 OWNED BY                  -----------------------------------------------------
   EACH                     8    SHARED VOTING POWER
 REPORTING
  PERSON                         1,155,224 SHARES
   WITH                    -----------------------------------------------------
                            9    SOLE DISPOSITIVE POWER

                                 0
                           -----------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                 1,155,224 SHARES
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,155,224 SHARES
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]
     (See Instructions)

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4,6%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO,IV
--------------------------------------------------------------------------------

                                  SCHEDULE 13D



CUSIP No. 619908304                                           Page 6 of 17 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     PROSPECT STREET INCOME SHARES INC.
     36-2765811
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [x]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     MARYLAND
--------------------------------------------------------------------------------
 NUMBER OF                  7    SOLE VOTING POWER
  SHARES
BENEFICIALLY                     0
 OWNED BY                  -----------------------------------------------------
   EACH                     8    SHARED VOTING POWER
 REPORTING
  PERSON                         111,940 SHARES
   WITH                    -----------------------------------------------------
                            9    SOLE DISPOSITIVE POWER

                                 0
                           -----------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                 111,940 SHARES
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     111,940 SHARES
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]
     (See Instructions)

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.4%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     CO,IV
--------------------------------------------------------------------------------

                                  SCHEDULE 13D



CUSIP No. 619908304                                           Page 7 of 17 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     HIGHLAND LEGACY, LIMITED
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [x]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF                  7    SOLE VOTING POWER
  SHARES
BENEFICIALLY                     0
 OWNED BY                  -----------------------------------------------------
   EACH                     8    SHARED VOTING POWER
 REPORTING
  PERSON                         223,880 SHARES
   WITH                    -----------------------------------------------------
                            9    SOLE DISPOSITIVE POWER

                                 0
                           -----------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                 223,880 SHARES
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     223,880 SHARES
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]
     (See Instructions)

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D



CUSIP No. 619908304                                           Page 8 of 17 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     HIGHLAND CRUSADER OFFSHORE PARTNERS, L.P.
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [x]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     BERMUDA
--------------------------------------------------------------------------------
 NUMBER OF                  7    SOLE VOTING POWER
  SHARES
BENEFICIALLY                     0
 OWNED BY                  -----------------------------------------------------
   EACH                     8    SHARED VOTING POWER
 REPORTING
  PERSON                         1,082,090 SHARES
   WITH                    -----------------------------------------------------
                            9    SOLE DISPOSITIVE POWER

                                 0
                           -----------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                 1,082,090 SHARES
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     1,082,090 SHARES
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]
     (See Instructions)

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     4.3%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D



CUSIP No. 619908304                                           Page 9 of 17 Pages


--------------------------------------------------------------------------------
1    NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

     PAMCO CAYMAN, LIMITED
--------------------------------------------------------------------------------
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                   (a) [ ]
                                                                         (b) [x]

--------------------------------------------------------------------------------
3    SEC USE ONLY


--------------------------------------------------------------------------------
4    SOURCE OF FUNDS

     WC
--------------------------------------------------------------------------------
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT
     TO ITEMS 2(d) OR 2(e)                                                   [ ]

--------------------------------------------------------------------------------
6    CITIZENSHIP OR PLACE OF ORGANIZATION

     CAYMAN ISLANDS
--------------------------------------------------------------------------------
 NUMBER OF                  7    SOLE VOTING POWER
  SHARES
BENEFICIALLY                     0
 OWNED BY                  -----------------------------------------------------
   EACH                     8    SHARED VOTING POWER
 REPORTING
  PERSON                         223,880 SHARES
   WITH                    -----------------------------------------------------
                            9    SOLE DISPOSITIVE POWER

                                 0
                           -----------------------------------------------------
                           10    SHARED DISPOSITIVE POWER

                                 223,880 SHARES
--------------------------------------------------------------------------------
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     223,880 SHARES
--------------------------------------------------------------------------------
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES   [ ]
     (See Instructions)

--------------------------------------------------------------------------------
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.9%
--------------------------------------------------------------------------------
14   TYPE OF REPORTING PERSON

     PN
--------------------------------------------------------------------------------

         This Amendment No. 1 to Schedule 13D (this "Amendment") amends and supplements the Schedule 13D filed on June 10, 2002. This Statement is being filed by Highland Capital Management, L.P., a Delaware limited partnership ("HIGHLAND CAPITAL"), Strand Advisors, Inc., a Delaware corporation ("STRAND"), James Dondero, a United States citizen ("DONDERO"), Prospect Street High Income Portfolio, Inc., a Maryland corporation and closed end mutual fund registered under the Investment Company Act of 1940 ("PROSPECT PORTFOLIO"), Prospect Street Income Shares Inc., a Maryland Corporation and closed end mutual fund registered under the Investment Company Act of 1940 ("PROSPECT SHARES"), Highland Legacy, Limited, a Cayman Islands limited partnership ("LEGACY"), PAM Capital Funding, L.P., a Cayman Islands limited partnership ("PAM CAPITAL"), PAMCO Cayman, Limited, a Cayman Islands limited partnership ("PAMCO") (all of the foregoing collectively, the "REPORTING PERSONS" and individually the "REPORTING PERSON"). Unless set forth below, all previous Items are unchanged. Capitalized terms used herein which are not defined herein have the meanings given to them in the
Schedule 13D previously filed with the Securities and Exchange Commission.

Item 2.  Identity and Background.

         Item 2 is amended to add the following:

         Highland Crusader Offshore Partners, L.P., a Bermuda limited partnership ("CRUSADER") is hereby added as a Reporting Person. The principal business address and office of Crusader is c/o MQ Services Limited, Bermuda Commercial Bank Building, 44 Church Street, Hamilton HM12, Bermuda. A copy of the agreement among the Reporting Persons with respect to their joint filing of this Schedule is attached hereto as Exhibit 1.

         The principal business of Highland Capital, a registered investment advisor, is acting as investment advisor to various investment companies, including Prospect Portfolio, Prospect Shares, Legacy, PAM Capital, PAMCO, and Crusader. The principal business of Crusader is purchasing and holding securities for investment purposes. The general partner of Crusader is Highland Capital Management, L.P., a Delaware limited partnership. The principal business address and office of Crusader is c/o MQ Services Limited, Bermuda Commercial Bank Building, 44 Church Street, Hamilton HM12, Bermuda. Pursuant to the management agreement between Highland Capital and Crusader, Highland Capital exercises all voting and dispositive powers with respect to securities held by such Reporting Persons.

Item 3.  Source and Amount of Funds or Other Consideration.

         Item 3 is amended to add the following:

              On October 15, 2003, PAM Capital transferred 1,082,090 shares of common stock to Crusader. Total ownership of Motient Corporation common stock by PAM Capital after the transfer is zero. Crusader is now the record owner of 1,082,090 shares of Motient Corporation common stock.

Item 5.  Interest in Securities of the Issuer.

         Item 5 is amended in its entirety by substituting the following:

         (a) The Reporting Persons may be deemed to beneficially own in the aggregate 2,797,014 shares of Common Stock, representing approximately 11.2% of the outstanding shares of Common Stock (based on 25,000,000 shares of Common Stock reported as outstanding as of May 1, 2002 in the Issuer's Registration Statement on Form S-1/A filed May 22, 2002 (Reg. No. 333-87844)). The following table sets forth the number of shares of Common Stock directly owned by each of the Reporting Persons.

                                                               NUMBER        PERCENTAGE OF
                                                              OF SHARES       OUTSTANDING
                 HOLDER                                     DIRECTLY HELD        SHARES
                 ------                                     -------------    ------------
Dondero ................................................             0            --
Prospect Portfolio .....................................     1,155,224           4.6%
Prospect Shares ........................................       111,940           0.4%
Legacy .................................................       223,880           0.9%
PAM Capital ............................................             0            --
Crusader ...............................................     1,082,090           4.3%
PAMCO ..................................................       223,880           0.9%
                                                             ---------          ----
TOTAL ..................................................     2,797,014          11.2%


         Highland Capital, Strand and Dondero are deemed to beneficially 2,797,014 shares of Common Stock, representing 11.2% of the Issuer's outstanding Common Stock. The Common Stock deemed to be beneficially owned by Highland Capital, Strand and Dondero includes all of the Common Stock held by the Reporting Persons.

         (b) Highland Capital, as the investment advisor to Prospect Portfolio, Prospect Shares, Legacy, PAM Capital, PAMCO and Crusader, has the shared power to vote, dispose of, or direct the voting or disposal of all of the shares of Common Stock held by such Reporting Persons.

         Strand, as the general partner of Highland Capital, has the shared power to vote, dispose of, or direct the voting or disposal of all of the shares of Common Stock held by Prospect Portfolio, Prospect Shares, Legacy, PAM Capital, PAMCO, and Crusader.

         Dondero, as the President of Highland Capital, and the President and a director of Strand, Prospect Portfolio, and Prospect Shares, has the shared power to vote, dispose of, or direct the voting or disposal of all of the shares of Common Stock held by all of the other Reporting Persons. Dondero disclaims beneficial ownership of all such Common Stock held by the other Reporting Persons.

         Prospect Portfolio, Prospect Shares, Legacy, PAM Capital, PAMCO, and Crusader share the power to vote, dispose of, or direct the voting or disposal of the shares of Common Stock listed as directly held by each such entity with Highland Capital, Strand and Dondero.

         (c) Dondero purchased 200,000 shares of the Issuer's pre-reorganization Common Stock in a secondary market transaction for $0.04 per share on May 6, 2002. These shares were subsequently converted into Warrants pursuant to the Plan. Except as described in this Schedule 13D, no transactions in the shares of Common Stock were effected by the Reporting Persons, or to their knowledge, any of the persons listed on Appendix I to this Schedule, during the past sixty days.

         (d) To the knowledge of the Reporting Persons, except as otherwise described in this Schedule, no other person has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock deemed by to be beneficially owned by the Reporting Persons.

         (e) Not applicable.


Item 7.  Material to be Filed as Exhibits.

         Item 7 is hereby amended in its entirety by substituting the following:

Exhibit 1. Joint Filing Agreement between Highland Capital, Strand, Dondero, Prospect Portfolio, Prospect Shares, Legacy, PAMCO, and Crusader.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  October 20, 2003

                                    HIGHLAND CAPITAL MANAGEMENT, L.P., A
                                    DELAWARE LIMITED PARTNERSHIP

                                    By: Strand Advisors, Inc., a Delaware
                                    corporation, its general partner


                                    By:    /s/ James Dondero
                                       ----------------------------------------
                                    Name: James Dondero
                                         --------------------------------------
                                    Title:  President
                                          -------------------------------------



                                    STRAND ADVISORS, INC., A DELAWARE
                                    CORPORATION

                                    By:    /s/ James Dondero
                                       ----------------------------------------
                                    Name: James Dondero
                                         --------------------------------------
                                    Title:  President
                                          -------------------------------------



                                    PROSPECT STREET HIGH INCOME PORTFOLIO, INC.,
                                    A MARYLAND CORPORATION

                                    By:    /s/ James Dondero
                                       ----------------------------------------
                                    Name: James Dondero
                                         --------------------------------------
                                    Title:  President
                                          -------------------------------------



                                    PROSPECT STREET INCOME SHARES INC., A
                                    MARYLAND CORPORATION

                                    By:    /s/ James Dondero
                                       ----------------------------------------
                                    Name: James Dondero
                                         --------------------------------------
                                    Title:  President
                                          -------------------------------------

                                    HIGHLAND LEGACY, LIMITED, A CAYMAN ISLANDS
                                    LIMITED PARTNERSHIP


                                    By: Highland Capital Management, L.P., a
                                    Delaware limited partnership and its
                                    collateral manager


                                    By: Strand Advisors, Inc., a Delaware
                                    corporation, Highland Capital Management,
                                    L.P.'s general partner


                                    By:    /s/ James Dondero
                                       ----------------------------------------
                                    Name: James Dondero
                                         --------------------------------------
                                    Title:  President
                                          -------------------------------------



                                    HIGHLAND CRUSADER OFFSHORE PARTNERS, L.P.,
                                    A BERMUDA LIMITED PARTNERSHIP


                                    By: Highland Capital Management, L.P., a
                                    Delaware limited partnership and its general
                                    partner


                                    By: Strand Advisors, Inc., a Delaware
                                    corporation, Highland Capital Management,
                                    L.P.'s general partner


                                    By:    /s/ James Dondero
                                       ----------------------------------------
                                    Name: James Dondero
                                         --------------------------------------
                                    Title:  President
                                          -------------------------------------


                                    PAMCO CAYMAN, LIMITED, A CAYMAN ISLANDS
                                    LIMITED PARTNERSHIP

                                    By: Highland Capital Management, L.P., a
                                    Delaware limited partnership and its
                                    collateral manager


                                    By: Strand Advisors, Inc., a Delaware
                                    corporation, Highland Capital Management,
                                    L.P.'s general partner


                                    By:    /s/ James Dondero
                                       ----------------------------------------
                                    Name: James Dondero
                                         --------------------------------------
                                    Title:  President
                                          -------------------------------------

                                  EXHIBIT INDEX

Exhibit 1. Joint Filing Agreement between Highland Capital, Strand, Dondero, Prospect Portfolio, Prospect Shares, Legacy, PAMCO and Crusader.